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            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 for the registration of an aggregate maximum offering price of $200,000,000 of common stock, preferred stock, shares of preferred stock represented by depositary shares, warrants, stock purchase contracts and units, No. 333-114710, and Form S-8 pertaining to the 1998 Stock Option Plan and the 2004 Stock Incentive Plan, No. 333-118361) of Cedar Shopping Centers, Inc. and in the related Prospectuses of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedule of Cedar Shopping Centers, Inc., Cedar Shopping Centers, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cedar Shopping Centers, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.


                                                      /s/ ERNST & YOUNG LLP
                                                      ---------------------

New York, NY
March 10, 2005